Exhibit 10.1

RJHDC, LLC,

Landlord

and

RECORD TOWN, INC. and TRANS WORLD ENTERTAINMENT CORPORATION,

Tenant

AMENDED AND RESTATED LEASE

dated as of December 4, 2015

38 Corporate Circle, Albany, New York

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TABLE OF CONTENTS (continued)

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EXHIBITS AND SCHEDULES

Schedule 1 – FIXED RENT

Exhibit A – DEMISED PREMISES

Exhibit B – THE LAND

Exhibit C-1– REQUIRED WORK

Exhibit C-2 – REQUIRED WORK REPORTS

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This Amended and Restated Lease, dated as of December 4, 2015 (together with all Exhibits and Schedules attached hereto and made a part hereof, and as may be amended, modified, extended or otherwise modified from time to time, this “Lease”), between RJHDC, LLC, having its principal office at P.O. Box 12935, County of Albany, State of New York 12212 (“Landlord”) and RECORD TOWN, INC. and TRANS WORLD ENTERTAINMENT CORPORATION, each a New York corporation having their principal offices at 38 Corporate Circle, Albany County, New York (“Tenant”).

W I T N E S S E T H :

WHEREAS, pursuant to a lease dated as of April 1, 1985, as amended by that certain Addendum to Agreement dated April 1, 1985 (the “Existing 1985 Lease”) between Landlord and Tenant, Landlord leased to Tenant an office building and distribution center located at 38 Corporate Circle, Albany, New York (“1985 Demised Premises”);

WHEREAS, pursuant to a lease dated as of November 1, 1989 (the “Existing 1989 Lease”) between Landlord and Tenant, Landlord leased to Tenant additional warehouse space located partially on the 1985 Demised Premises and extending onto a contiguous parcel owned by Landlord and as more fully described on Exhibit A, B and C attached thereto (the “1989 Demised Premises”);

WHEREAS, pursuant to a lease dated as of September 1, 1998 (the “Existing 1998 Lease” and together with the Existing 1985 Lease and Existing 1989 Lease, the “Existing Leases”) between Landlord and Tenant, Landlord leased to Tenant additional office space located partially on the 1985 Demised Premises and extending onto a contiguous parcel owned by Landlord and as more fully described on Exhibit A, B and C attached thereto (the “1998 Demised Premises” and together with the 1985 Demised Premises and 1989 Demised Premises, collectively, the “Demised Premises”);

WHEREAS, Landlord and Tenant, desire to amend and restate the Existing Leases, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant agree hereby mutually agree that the Existing Leases be amended and restated as follows:

ARTICLE 1

DEMISE, RENT AND DEFINITIONS

1.1 (a) Landlord and Tenant hereby amend and restate the Existing Leases in their entirety, and Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, upon and subject to all of the terms and conditions of this Lease, the

Demised Premises comprised of that certain office and warehouse space as more fully described on Exhibit A attached hereto, located on land more commonly known as 38 Corporate Circle, Albany, New York, together with all fixtures, improvements and decorations of all walls now installed in the Demised Premises. The land is more fully described in Exhibit B attached hereto (the “Land”). The Demised Premises and the Land are collectively referred to as the “Property”). The Landlord represents that, to the best of its knowledge, the Demised Premises shall be deemed to have a rentable area of 39,800 square feet of office space and 141,500 square feet of warehouse space, the Demised Premises shall be deemed to have a total rentable area of 181,300 square feet. Tenant shall have the right to verify the rentable square footage of the Demised Premises within thirty (30) days following execution hereof. If Tenant’s and Landlord’s space planners cannot agree on the rentable square footage of the Demised Premises within ten (10) days after the Commencement Date, then the two (2) space planners, using reasonable discretion, shall mutually select a third space planner to make the final decision, which decision shall not entail a number that is greater than the larger number proposed by the two (2) space planners or a number that is less than the smaller number proposed by the two (2) space planners. Each party shall pay the fees of its own space planner and shall share equally the fees for the third space planner. In the event that the number of rentable square feet as determined by the space planner(s) is different from the original determination of rentable square footage mentioned above, Landlord and Tenant shall execute an amendment to this Lease setting forth the exact number of rentable square feet and adjusting all payments and pro-rations hereunder, as necessary. Tenant acknowledges and agrees that all obligations, including the obligation to pay rent and additional rent under the Existing Leases shall remain in effect until the Commencement Date (as hereinafter defined) and Tenant shall continue to pay all such existing rent and additional rent as the same shall become due and payable under the Existing Leases until Commencement Date.

1.2 The term of this Lease (“Term”) shall commence on January 1, 2016 (the “Commencement Date”) and shall end at 11:59 p.m. on December 31, 2020 (such date, as may be extended as provided herein, the “Expiration Date”), or on such earlier date upon which this Lease shall sooner terminate for any reason. The period commencing on the Commencement Date through and including December 31, 2020 shall be referred to herein as the “Initial Term”).

1.3 Commencing on the Commencement Date, Tenant shall pay Landlord the following rents:

(i) fixed rent (“Fixed Rent”) as set forth on Schedule 1 attached hereto, which Fixed Rent shall be payable in equal monthly installments in advance on the Commencement Date and on the first day of each and every calendar month thereafter during the Initial Term;

(ii) additional rent (“Additional Charges”) consisting of all other sums of money that become due from Tenant and payable to Landlord pursuant to the terms hereof, which Additional Charges shall be payable within thirty (30) days following demand, except as may be specifically provided otherwise in this Lease. All

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Fixed Rent and Additional Charges shall be paid to Landlord in lawful money of the United States by wire transfer to the account designated by Landlord to Tenant. Landlord may at any time and from time to time designate a different account for wire transfer upon thirty (30) days’ prior written notice to Tenant; and

1.4 Tenant shall pay Fixed Rent and Additional Charges promptly when due without notice or demand therefor (except as may be otherwise provided elsewhere in this Lease for Additional Charges) and without any abatement, deduction or setoff for any reason except as otherwise expressly provided in this Lease. Landlord shall have the same remedies for default in payment of Additional Charges as Landlord has for default in payment of Fixed Rent. If the Commencement Date or Expiration Date occurs on a day other than the first or last day of a calendar month, as the case may be, Fixed Rent for the partial calendar month shall be appropriately adjusted.

1.5 No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Fixed Rent or Additional Charges shall be or be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be or be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy provided in this Lease or at law or in equity. No payment by Tenant shall preclude Tenant from later contesting such payment in accordance with this Lease.

1.6 It is understood and agreed that the general intent and purposes of this Lease shall be a triple net lease with respect to Landlord. The Tenant shall pay all of the actual Taxes (as hereinafter defined), Tenant’s insurance, utilities, repairs and all normal maintenance costs for the entire Demised Premises, except for such costs, expenses and obligations that are responsibility of the Landlord as more fully set forth herein.

1.7 The following terms, whenever used in this Lease, shall have the meanings indicated:

(a) The term “Business Days” shall mean such Mondays, Tuesdays, Wednesdays, Thursdays and Fridays that do not fall on the days celebrated as New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, day after Thanksgiving or Christmas Day, or on such other days as may now or hereafter be celebrated as holidays or on which there is no regular United States postal service.

(b) The term “Hazardous Substance” means radon, formaldehyde, urea, chlorofluorocarbons, or any flammable substance, explosive, radioactive material, asbestos, chemical known to cause cancer or reproductive toxicity, pollutant, contaminant, hazardous waste, medical waste, toxic substance or related material, petroleum or petroleum product, or other substance declared to be hazardous or toxic under environmental law applicable to the Premises, or toxic mold.

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(c) The term “Landlord” shall mean only the owner at the time in question of the Property, so that in the event of any transfer or transfers of title to the Property, whether by sale or assignment or superior lease of all or substantially all of the Land, the transferor shall be relieved and freed of all obligations of Landlord under this Lease accruing from and after the date of transfer (but shall not be relieved of any obligations accruing up to the date of transfer and Landlord shall be subject to the provisions of Article 19), provided the transferee shall agree in writing to perform and observe all obligations of Landlord under this Lease during the period it is the holder of Landlord’s interest under this Lease, subject, however, to the provisions of Article 19.

(d) The term “Lease Year” shall mean the twelve month period commencing on January 1, 2016 and ending on December 31, 2016, and each subsequent twelve month period thereafter during the Term.

(e) The term “Legal Requirements” shall mean laws and ordinances of federal, state, city, town, county, borough and village governments having jurisdiction over the Property, Landlord and/or Tenant, as applicable, and rules, regulations, orders and directives of all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Property, Landlord and/or Tenant, as applicable, and the directions of any public officers having jurisdiction over the Property, Landlord and/or Tenant, as applicable, pursuant to law, whether now or hereafter in force, including, without limitation, all laws governing environmental conditions caused by Tenant at any time occupying the Demised Premises or arising from Tenant’s use or occupancy of the Demised Premises, or Tenant’s use, generation, storage, transportation, or disposal of Hazardous Substances.

(f) The term “Tenant Affiliate” shall mean (x) a wholly-owned subsidiary of Tenant or any corporation or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by Tenant or is under common control with Tenant, or (y) any entity (i) to which substantially all the assets of Tenant are transferred, or (ii) into which Tenant may be merged or consolidated, provided that any such transaction complies with the other provisions of this Lease. For purposes of this Lease, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation and when used with respect to an entity that is a partnership, limited liability company, tenancy-in-common or other business entity, more than 50% of all of the legal and equitable interests in a partnership, limited liability company, tenancy-in-common or other business entity (determined without regard to cash flow preferences and similar items).

(g) The term “untenantable” shall mean a condition resulting in Tenant being unable to use or have commercially reasonable access to all or a material portion of the Demised Premises for the normal conduct of Tenant’s business.

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ARTICLE 2

USE, COMPLIANCE AND SIGNS

2.1 The Demised Premises shall be used and occupied by Tenant (and its permitted subtenants, invitees and assignees) as a warehouse and office and for any other lawful purpose. Landlord has delivered to Tenant a true and correct copy of the certificate of occupancy with respect to the Demised Premises.

2.2 If any governmental license or permit is required for the proper and lawful conduct of Tenant’s business in the Demised Premises, Tenant, at its expense, shall procure and maintain such license or permit and submit the same to Landlord for inspection. Landlord agrees, at Tenant’s cost and expense, to reasonably cooperate with Tenant in Tenant’s efforts to procure any such license or permit. Tenant shall at all times comply with the terms and conditions of each such license or permit. Tenant shall not use, or suffer or permit any person to use, the Demised Premises, or any part thereof, in any manner which (a) violates the certificate of occupancy for the Demised Premises or any other permit or license issued pursuant to any Legal Requirements, (b) except to a de minimis amount, causes injury to the Demised Premises (provided Tenant shall repair such injury at its cost and expense), or (c) constitutes an actionable violation of the Legal Requirements. Landlord represents that the use of the Demised Premises as set forth above does not violate the certificate of occupancy.

2.3 Any and all existing signage in the name of Tenant located at the Property is permitted at the Property and is be deemed approved by the Landlord.

ARTICLE 3

CONDITION OF PREMISES

3.1 Tenant has examined the Demised Premises and agrees to accept the same in its “as is” condition and state of repair existing as of the date hereof subject to the Required Work (as hereinafter defined) to be performed pursuant to Section 11.4 and subject to normal wear and tear, and the repair obligations set forth herein including the Required Work (as hereinafter defined) and understands and agrees that Landlord shall not be required to perform any work, supply any materials or incur any expense to prepare the Demised Premises for Tenant’s occupancy, other than as set forth herein. To the extent that on the Commencement Date any furnishings and/or other articles of movable personal property of Landlord (the “Landlord’s Personal Property”) remains in the Demised Premises, the Landlord’s Personal Property shall become part of the Demised Premises (at no additional cost to Tenant), and shall be treated for all purposes of this Lease as if it were Tenant’s Property (as hereinafter defined).

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ARTICLE 4

TAX PAYMENTS

4.1 Tenant covenants and agrees to pay, before any fine, penalty, interest or cost may be added thereto for the non-payment thereof, all property taxes, assessments, water and sewer rates and charges, and other governmental charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature whatsoever (all of which taxes, assessments, water and sewer rates or charges, and other governmental charges are hereinafter referred to as “Taxes”), that are assessed, levied, imposed or become a lien upon the Demised Premises, or become payable, during the term of this Lease; provided, however, that if, by law, any such Tax may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Tax) in installments and shall pay only such installments as may become due during the term of this Lease as the same respectively become due and before any fine, penalty, interest or cost may be added thereto, for the non-payment of any such installment and interest; and provided, further, that Tax relating to a fiscal period of the taxing authority, a part of which period is included within the term of this Lease and a part of which is included in a period of time after the termination of this Lease, shall (whether or not such Tax shall be assessed, levied, imposed or become a lien upon the Demised Premises, or shall become payable, during the term of this Lease) be adjusted between Landlord and Tenant as of the expiration of the term of this Lease, so that Landlord shall pay that portion of such Tax that relates to that part of the fiscal period after the termination of this Lease, and Tenant shall pay that portion of which relates to the period prior to the termination of the Lease. In the event that Landlord pays a Tax which is responsibility of the Tenant under this Lease, such Tax will be considered an Additional Charge due and payable to Landlord.

4.2. Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate, inheritance, succession, capital levy, stamp tax or transfer tax of Landlord, or any income, excess profits or revenue tax or any other tax, assessment, charge or levy upon the Fixed Rent or Additional Charges payable by Tenant under this Lease, nor shall any tax, assessment, charge or levy of the character hereinabove in this Section described be deemed to be included within the term “Taxes” as defined above.

4.3. Tenant covenants, upon request of Landlord, to furnish to Landlord for inspection by it within sixty (60) days after the date when any Tax is payable, official receipts of the appropriate taxing authority, or other evidence reasonably satisfactory to Landlord, evidencing the payment of such Tax.

4.4. Tenant shall have the right to contest amount or validity, or to seek a refund, in whole or in part, of any Tax by appropriate proceedings. Upon the termination of such proceedings, Tenant shall pay the amount of such Tax or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities in connection therewith. Landlord agrees not to unreasonably withhold,

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condition or delay its consent to joining in any such proceedings or permitting the same to be brought in its name. Landlord shall not ultimately be subjected to any liability for the payment of any costs or expenses in connection with any such proceeding, and Tenant covenants to indemnify, save and hold harmless Landlord from any such costs or expenses. Tenant shall be entitled promptly to any refund of any such Tax and penalties or interest thereon that have been paid by Tenant, or that have been paid by Landlord and for which Landlord has been fully reimbursed.

4.5. The certificate, advice or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Tax, of non-payment thereof, shall be prima facie evidence that such Tax is due and unpaid at the time of the making or issuance of such certificate, advice or bill.

ARTICLE 5

[INTENTIONALLY OMITTED]

ARTICLE 6

SUBORDINATION TO MORTGAGES, LEASES
AND DECLARATION OF RESTRICTIONS

6.1 Tenant agrees to subordinate its interest under this Lease to all mortgages now or hereafter existing affecting the Property, whether or not such mortgages also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and mortgages, and spreaders and consolidations of such mortgages provided that, as a condition to such subordination, Tenant, Landlord and the party to whose interest Tenant agrees to subordinate its interest under this Lease shall execute and deliver to each other a subordination, non-disturbance and attornment agreement in a commercially reasonable form mutually acceptable to each party, providing that, so long as Tenant is not in default under this Lease beyond any applicable notice and cure period, this Lease shall remain in full force and effect and the holder of the mortgage and any purchaser at foreclosure shall not disturb Tenant’s leasehold estate evidenced by this Lease or the rights granted to Tenant hereunder. In confirmation of such subordination, non-disturbance or priority, Landlord and Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, Tenant, and holder of any such mortgage may reasonably request to evidence such subordination, non-disturbance or priority, such instrument to be in a commercially reasonable form acceptable to each party. Any mortgage to which this Lease is subject and subordinate is herein called a “Superior Mortgage” and the holder of a Superior Mortgage is herein called a “Superior Mortgagee”. Landlord represents and warrants to Tenant that there is no Superior Mortgage presently encumbering any portion of the Property.

6.2 On condition that Tenant, Landlord and the Superior Mortgagee enter into a subordination, non-disturbance and attornment agreement as described in

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Section 6.1, Tenant covenants and agrees that if the holder of a Superior Mortgage succeeds to the interest of Landlord hereunder, then at the option of the then holder of the reversionary interest in the Demised Premises demised by this Lease, Tenant will attorn to such holder and will recognize such holder as the Tenant’s Landlord under this Lease, except that such holder shall not be (i) liable for any previous act or omission of Landlord under this Lease, (ii) subject to any offsets or defenses, not expressly provided in this Lease, to the extent the same theretofore accrued to the Tenant against Landlord, (iii) liable for any security deposited by Tenant which has not been transferred to such holder, (iv) bound by any previous prepayment of more than one month’s rent, other than overpayments in respect of Taxes, and (v) bound by any obligation to make any payment to, or on behalf of, the Tenant or provide any services or perform any repairs, maintenance or restoration provided for under this Lease to be performed before the date that such holder succeeded to the interest of Landlord under this Lease or bound by any obligation to make any payment to Tenant with respect to construction performed by, or on behalf of, Tenant at the Demised Premises. Tenant agrees, at Landlord’s cost and expense, to execute and deliver, at any time and from time to time, upon the request of Landlord or of the holder of any Superior Mortgage any commercially reasonable instrument which may be necessary or appropriate to evidence such attornment.

6.3 If any prospective or actual Superior Mortgagee requires any modification of this Lease, Tenant, upon notice thereof from Landlord, shall use commercially reasonable efforts to promptly execute and deliver to Landlord any reasonable instrument accompanying said notice from Landlord to effect such modification if such instrument is in reasonable form and (i) does not adversely affect any of Tenant’s rights under this Lease and (ii) does not increase any of Tenant’s obligations or decrease any of Tenant’s rights under this Lease.

ARTICLE 7

QUIET ENJOYMENT

7.1 So long as no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Demised Premises without hindrance, ejection or molestation by Landlord or any person claiming through or under Landlord, subject to the provisions of this Lease and/or any Superior Mortgages. This covenant shall be construed both as a covenant running with the Land and as a personal covenant of Landlord.

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ARTICLE 8

ASSIGNMENT, SUBLETTING AND MORTGAGING

8.1 Tenant shall not, voluntarily, involuntarily, by operation of law or otherwise, except with the prior consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted in this Article 8: (a) assign or otherwise transfer this Lease, or (b) sublet the Demised Premises or any part thereof, or allow same to be used, occupied or utilized by any person other than Tenant. Notwithstanding the foregoing, Tenant may permit Tenant Affiliates to occupy all or any portion of the Premises without the prior consent of Landlord, subject to all other provisions of this Lease.

8.2 Tenant shall have the right, without Landlord’s consent, to assign this Lease with respect to the Demised Premises, or sublease all or part of the Demised Premises for the uses permitted hereunder, to a Tenant Affiliate, provided that (a) Landlord is given notice thereof and, upon request, reasonably satisfactory proof that the requirements of this Lease have been met and (b) Tenant agrees it shall remain liable, jointly and severally, with any assignee, for the obligations of Tenant under this Lease.

8.3 If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof is sublet or occupied by any person other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant beyond applicable notice, grace and cure periods, collect rent from the subtenant or occupant. In either of such events, Landlord shall apply the net amount collected to Fixed Rent and Additional Charges herein reserved and which are or become due and payable, but no such assignment, subletting, occupancy or collection shall be nor be deemed to be a waiver of any of the provisions of this Article, or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to any assignment, mortgaging, subletting or occupancy by others shall not relieve Tenant of the obligation to obtain the consent of Landlord to any other or further assignment, mortgaging, subletting or occupancy by others not expressly permitted by this Article.

8.4 Any assignment or equivalent transfer, whether or not Landlord’s consent is required, shall be made only if and shall not be effective until the assignee executes and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord and assignee whereby the assignee assumes the obligations of Tenant under this Lease and whereby the assignee agrees that the provisions of this Article shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers. Notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Fixed Rent or Additional Charges by Landlord from an assignee, transferee, or any other person, the original Tenant herein named and any and all successors in interest of the original Tenant herein named shall remain fully liable (jointly and severally with any immediate or remote successor in interest, including the

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then Tenant) for the payment of Fixed Rent and Additional Charges and for the other obligations of Tenant under this Lease.

8.5 The liability pursuant to this Lease of the original Tenant herein named and any immediate or remote successor in interest of the original Tenant herein named shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord with the then Tenant extending the time of, or modifying any of the obligations under, this Lease (except to the extent any such modification increases the obligations of the then Tenant), or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

8.6 Neither the listing of any name other than that of Tenant, whether on Demised Premises or otherwise, nor the acceptance by Landlord of any check drawn by a person other than Tenant in payment of Fixed Rent or Additional Charges, shall operate to vest in any person any right or interest in this Lease or in the Demised Premises, nor shall same be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Demised Premises or to the occupancy thereof by any person other than Tenant.

8.7 With respect to any subletting to any subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant, (a) Tenant shall remain fully liable for the payment of Fixed Rent and Additional Charges due and to become due hereunder and for all of the other obligations of Tenant under this Lease and (b) Tenant shall remain fully liable for all acts and omissions of any licensee or subtenant or any person claiming through or under any licensee or subtenant that are in violation of any of the obligations of Tenant under this Lease, and any such violation shall be deemed to be a violation by Tenant. Notwithstanding any such subletting, no other or further subletting of the Demised Premises by Tenant or any person claiming through or under Tenant shall be made except in compliance with and subject to the provisions of this Article.

8.8 In respect of every permitted sublease:

(a) no sublease shall be for a term ending later than the day before the Expiration Date,

(b) no sublease shall be valid, and no subtenant shall take possession of the Demised Premises or any part thereof, until an executed counterpart of such sublease shall have been delivered to Landlord,

(c) each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease and execute and deliver such instruments as Landlord may reasonably request to evidence and confirm such attornment, except that Landlord shall not be (i) liable for any previous act or

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omission of Tenant under such sublease, (ii) subject to any offset which had accrued to such subtenant against Tenant, (iii) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent or additional rent, (iv) obligated to make any payment to or on behalf of such subtenant or to perform any repairs or other work in the subleased space or the Property beyond Landlord’s obligations under this Lease, or (v) required to account for any security deposit other than any actually delivered to Landlord,

(d) Tenant shall not publicly advertise the rental rate or any description thereof to be paid by the proposed subtenant or assignee, and

8.9 If Tenant at any time requests Landlord to sublet the Premises for Tenant’s account, Landlord is authorized to receive keys for such purpose without releasing Tenant from any of its obligations under this Lease, and Landlord shall exercise reasonable care to prevent damage to Tenant’s Property and the Demised Premises.

8.10 Notwithstanding any other provision of this Lease, the transfer of any stock, partnership or other ownership interests of Tenant (other than the transfer of control of Tenant by one entity which controls Tenant or by several entities which are Tenant Affiliates or are acting under an agreement and collectively control Tenant) shall not constitute an assignment of this Lease if such stock, partnership or other ownership interests are listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is traded in the “over the counter” market with quotations reported by the National Association of Securities Dealers (or any successor thereto); and further provided, that any conversion of the form of entity of Tenant (however accomplished including, by way of example (i) the conversion of Tenant from a corporation to a limited liability company, partnership or trust or (ii) the change of jurisdiction of incorporation or registration) which does not directly or indirectly transfer control of Tenant, reduce the tangible net worth of Tenant or reduce its liability for its obligations under this Lease shall not constitute an assignment of this Lease provided, that the converted entity assumes by written instrument all of Tenant’s obligations under this Lease.

8.11 No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Demised Premises (in each case whether or not Landlord’s consent is required thereto) shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting to the extent such consent is required under the terms of this Lease.

ARTICLE 9

COMPLIANCE WITH LEGAL REQUIREMENTS

9.1 Landlord represents that as of the date hereof, Landlord has received no written notices of any violations of Legal Requirements with respect to the Property. Tenant and Landlord shall give prompt notice to the other of any notice it

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receives of the violation of any Legal Requirements in respect of the Property or the use or occupancy thereof. During the term of this Lease, Tenant shall, at Tenant’s sole cost and expense, be responsible for complying with all Legal Requirements applicable to the Demised Premises or related to any alterations, additions or improvements constructed by Tenant within the Demised Premises, and any Hazardous Materials on or about the Property arising out of Tenant’s occupancy of the Demised Premises, except to the extent those Hazardous Materials were introduced by Landlord, its employees, agents and invitees. Landlord shall comply with all Legal Requirements affecting the Property, the structural portions of the Demised Premises, and any Hazardous Materials on or about the Property that were either (i) introduced by Landlord, its employees, agents and invitees, or (ii) introduced prior to the Tenant’s occupancy of the Property. If any public authority or insurance body requires or recommends any additional sprinkler heads or changes to the sprinkler system in or serving the Demised Premises, Landlord shall promptly make and supply such additional sprinkler heads or changes at Landlord’s expense.

ARTICLE 10

INSURANCE

10.1 Tenant shall carry Commercial General Liability insurance written on an occurrence form for the duration of this Lease. Such insurance shall cover the Demised Premises and the Tenant’s contractual obligations as stipulated in this Lease. The Commercial General Liability policy shall reflect the interests of the Landlord as an additional insured.

Such insurance shall be provided in amounts not less than:

Coverage	Limits of Liability
Umbrella Aggregate Limit	$25,000,000.00
General Aggregate Limit	$10,000,000.00
Each Occurrence Limit	$1,000,000.00
Property Damage (including fire)	$300,000.00
Medical Expenses (any one person)	$10,000.00

In addition to the Commercial General Liability insurance, Tenant shall also carry the following insurance: (i) business interruption or rent loss insurance; (ii) a policy of commercial auto liability insurance (owned and non-owned/hired) with a limit of $1,000,000.00; (iii) a valid policy of worker’s compensation insurance complying with requirements of applicable laws, in statutory amounts (Tenant shall not elect to be a non-subscriber under such worker’s compensation insurance program), and a policy of employer’s liability coverage in the amount of at least $1,000,000.00 per occurrence; and (iv) insurance covering Tenant’s Property.

The policies should be on a primary and non-contributory basis. Tenant shall provide a Certificate of Insurance to the Landlord evidencing coverages in compliance with the above requirements. In the event of the cancellation, change and/or non-renewal of the coverages certified Tenant shall provide ten (10) days advance written notice to the

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Landlord. For the avoidance of doubt, the above liability limits shall be satisfied by the combination of Tenant’s primary liability coverages and any Umbrella Insurance Policy held by Tenant. The parties acknowledge that Tenant’s Commercial General Liability insurance may include a deductible up to the amount of $250,000.00.

10.2 Landlord shall keep the Property, including the improvements, insured against damage and destruction by fire, earthquake, vandalism and other perils in the amount of not less than ninety percent (90%) of the “the replacement cost” of the Property, as such value may be prudently redetermined from time to time. Such insurance shall include extended coverage, agreed amount and other endorsements of the kinds normally required by institutional lenders and that permit insurance proceeds to be used by Landlord for the repair and restoration of the Property. Tenant will not do or suffer to be done anything that will contravene Landlord’s insurance policies or prevent Landlord from procuring such policies in amounts and companies selected by Landlord. If anything done, omitted to be done or suffered to be done by Tenant in, upon or about the Property shall cause the rates of any insurance effected or carried by Landlord on the Property to be increased beyond the regular rate from time to time applicable to the Demised Premises for use for the purpose permitted under this Lease, or such other property for the use or uses made thereof, Tenant will pay the amount of such increase promptly upon Landlord’s demand and Landlord shall have the right to correct any such condition at Tenant’s expense.

10.3. All insurance policies against loss or damage to property and business interruption or rent loss shall be endorsed to provide that any release from liability of, or waiver of claim for recovery from, another person entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of such policy or the right of the insured to recover thereunder. Such policies shall also provide that the insurer waives all rights of subrogation that such insurer might have against such other person. Landlord and the Tenant hereby waive all claims for recovery from or against the other for any loss or damage to any of its property or damages as a result of business interruption or rent loss insured under a valid policy to the extent of any recovery collectible under such policies.

ARTICLE 11

ALTERATIONS

11.1 Tenant may from time to time, at its expense and without obtaining the Landlord’s consent to the work or to the contractors or architects performing the work (provided such contractors comply with the provisions of Section 11.2), make such alterations (“Alterations””) to the Demised Premises as Tenant reasonably considers necessary for the conduct of its business in the Demised Premises, provided and upon condition that: (a) the Alterations are non-structural and the structural integrity of the

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Demised is not affected, (b)  the proper functioning of the mechanical, electrical, sanitary and other service systems of the Demised Premises is not adversely affected, (c) no change in the certificate of occupancy for the Demised Premises will result from the Alterations or be required as a result thereof, and (d) the Alterations (i) have an estimated cost that does not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) or (ii) do not adversely affect the sprinkler, fire protection or life safety systems in or serving the Demised Premises. In addition, Tenant shall not be required to obtain Landlord’s consent to make changes in the Demised Premises of a decorative nature (including all work relating to painting, wall coverings, floor coverings and the installation or reconfiguration of modular office components and/or non-structural walls). Before proceeding with any Alteration (other than the Alterations described in the first sentence of this Section 11.1 and the decorative work described in the preceding sentence), Tenant shall submit to Landlord for Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed, and shall be granted or denied within ten (10) Business Days after request and if Landlord fails to respond within such ten (10) Business Day period, Landlord shall be deemed to have approved such Alterations) scaled and dimensioned plans and specifications for the work to be done prepared by a registered architect or licensed professional engineer, and Tenant shall not proceed with such work until it obtains such approval. Tenant shall give Landlord a reasonable description of all other Alterations prior to commencing same. Any review or approval by Landlord of any plans or specifications in respect of any Alterations is solely for Landlord’s benefit and without any representation or warranty to Tenant as to the adequacy, correctness or efficiency thereof or as to the compliance of such plans and specifications with Legal Requirements.

11.2 Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith and with all applicable Legal Requirements. Landlord shall cooperate promptly, as reasonably requested by Tenant, in obtaining all such permits, certificates and approvals. Alterations shall be performed in a good and workerlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Demised Premises established by Landlord and shall be diligently performed to completion. Alterations shall be performed by contractors, construction managers, subcontractors, architects and/or engineers selected by Tenant, subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Alterations performed by any of Tenant’s contractors, construction managers, subcontractors architects and/or engineers shall be performed in such a manner as not to violate union contracts affecting the Property, or to create any work stoppage, picketing, labor disruption or dispute or any unreasonable interference with the business of Landlord. In addition, Alterations shall be performed in such a manner as not to otherwise unreasonably interfere with or delay and as not to impose any material additional expense upon Landlord in the construction, maintenance, repair, operation of the Property. Throughout the performance of Alterations, Tenant shall carry, or cause its contractors to carry, workers’ compensation insurance in statutory limits, “Builder’s Risk” insurance reasonably satisfactory to Landlord, and comprehensive general liability insurance, with completed operations endorsement, for any occurrence in or about the Demised Premises, under which Landlord and any Superior Mortgagees whose names

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and addresses were furnished to Tenant shall be named as additional insureds, in a coverage amount of not less than $2,000,000, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect before the commencement of Alterations. Upon completion of any Alterations (other than mere decorations) Tenant shall deliver to Landlord “as-built” plans for such Alteration in diskette or other electronic format.

11.3 Tenant, at its expense, shall promptly procure the cancellation or discharge of all notices of violation arising from or otherwise resulting from Alterations to the Demised Premises, or any other work, labor, services or materials done for or supplied to Tenant (other than those supplied or performed by Landlord) or any person claiming through or under Tenant which are issued by the Department of Buildings or any other public authority having or asserting jurisdiction. Tenant shall indemnify Landlord against liability in connection with any and all mechanics’ and other liens and encumbrances filed in connection with Alterations, or any other work, labor, services or materials done for or supplied to Tenant or any person claiming through or under Tenant (other than those supplied or performed by Landlord), including security interests in any materials, fixtures or articles so installed in the Demised Premises. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within sixty (60) days after the Tenant receives actual notice of the filing thereof. If Tenant shall fail to cause such lien to be discharged of record within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same of record as aforesaid in any manner permitted by law.

11.4 Prior to the execution of this Lease, Landlord and Tenant have jointly inspected the Demised Premises and reviewed a certain building repair reports dated January 13, 2015 and January 17, 2015 (collectively, the “Required Work Report”) prepared by qualified third party professionals. Landlord and Tenant hereby acknowledge and agree that certain repairs and/or replacements must be made to remedy certain defective conditions in the Demised Premises, such repairs and replacements are more fully described on Exhibit C-1 attached hereto (the “Required Work”). A description of the Required Work Reports are attached as Exhibit C-2.

A. Tenant shall, at Tenant’s sole cost and expense (subject to Landlord’s reimbursement obligation below), have the one-time obligation to make or cause to be made all repairs and replacements required in connection with the Required Work. The Tenant shall use commercially reasonable efforts to complete the Required Work on or before December 31, 2015; provided, however, if the Required Work is not completed by such date Tenant will cause the Required Work to be completed no later than April 30, 2016, subject to any (i) Force Majeure Events (as hereinafter defined) or (ii) days of delay caused by any acts or omissions of Landlord. The parties acknowledge and agree that after the completion of the Required Work during the remainder of the term of the Lease, Tenant shall, at Tenant’s cost and expense, maintain in good order and repair the Demised Premises in accordance with the terms of this Lease. Tenant shall promptly commence such Required Work and shall proceed with such Required Work with due diligence until completion in such a manner as not to cause the Demised Premises to be

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in non-compliance with any Legal Requirements. Landlord shall cooperate with Tenant in the procurement of any permits, licenses or approvals from any governmental authority required in connection with such Required Work.

B. Tenant shall use such contractors which are reasonably acceptable to Landlord for the performance of the Work. Upon (i) Landlord’s reasonable determination that the Required Work has been substantially completed, (ii) submission of written unconditional lien waivers from all contractors or subcontractors performing any of the Required Work together with copies of the invoices marked paid relating to such Required Work or in lieu thereof, a signed affidavit by an officer of Tenant stating that all Required Work has been paid for, (iii) the assignment to Landlord of any warranty or guaranty documentation for any portion of the Required Work relating to the Demised Premises and (iv) all building department sign-offs, approvals and inspection certificates and any permits required to be issued by the building department or any other governmental entities having jurisdiction thereover, if necessary, Landlord shall reimburse and pay to Tenant all costs and expenses for or in connection with the Required Work in an amount equal to fifty (50%) percent of the actual documented costs and expenses incurred in connection with the Required Work; provided, however, in no event shall the Landlord’s payment obligation in connection with the Required Work exceed Five Hundred Thousand Dollars ($500,000) (the “Landlord Payment”). Such Landlord Payment shall be made within fifteen (15) days of Landlord’s receipt of documentation satisfying all the requirements of this subparagraph (B)(i) to (iv). Notwithstanding the foregoing provisions, if Tenant is materially delayed in obtaining requirements (iii) or (iv) with respect to any portion of the Required Work, notwithstanding that the assignment of the warranty or guaranty has been requested or all necessary submissions have been made to the governmental entity and with respect to clause (iv) the only pending item is the administrative act required of the governmental entity, then Landlord shall reimburse and pay for that portion of the costs of the Required Work for which (i) to (iv) have been satisfied, and shall reimburse and pay for the remaining cost once the requirement for the remaining Required Work have been satisfied.

C. Tenant, at its expense, shall carry, or cause its contractors to carry, (x) workers’ compensation insurance in statutory limits, (y) commercial general liability insurance (with completed operations endorsement) for any occurrence in or about the Demised Premises with coverage of not less than $2,000,000 for each occurrence and (z) builder’s all risk insurance (on a completed value basis), in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. The commercial general liability insurance referred to in this subparagraph shall name as additional insureds, and the builder’s all risk insurance referred to in this subparagraph shall name as loss payees, as their interest may appear, Landlord and any Superior Mortgagee. At or before the commencement of the Required Work and, on request, at reasonable intervals thereafter during the continuance of the Required Work, Tenant shall furnish Landlord with certificates of insurance evidencing that such insurance is in effect.

D. In connection with the Required Work, if any mechanic’s, laborer’s or materialman’s lien at any time shall be filed against the Demised Premises or any part

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thereof or any interest therein as a result of any act or omission of Tenant or its respective officers, employees, agents, suppliers, materialmen, mechanics, contractors, subcontractors or sub-subcontractors, or, if any public improvement lien created or caused to be created by Tenant shall be filed against any assets of, or funds appropriated to, Landlord, then Tenant, within sixty (60) days after actual notice of the filing thereof, shall cause the same to be discharged of record in accordance with Section 11.3.

ARTICLE 12

LANDLORD’S AND TENANT’S PROPERTY;
REMOVAL AT END OF TERM

12.1 All leasehold fixtures, equipment, improvements and appurtenances, including utility lines and equipment, attached to or built into the Demised Premises before or after the Commencement Date, whether by or at the expense of Landlord or Tenant, shall be and remain a part of the Demised Premises, shall be deemed the property of Landlord and shall not be removed by Tenant except as provided in Section 12.2.

12.2 Notwithstanding anything to the contrary contained in this Lease, all movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office and warehouse equipment, whether or not attached to or built into the Demised Premises, which are, or were, installed in the Demised Premises by Tenant and which can be removed without structural damage to the Demised Premises, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Demised Premises and all of Landlord’s Personal Property (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided that if any of Tenant’s Property is installed or removed, Tenant shall repair or pay the cost of repairing any damage to the Demised Premises resulting from the installation and/or removal thereof, other than repainting and purely decorative repairs. At or before the Expiration Date, or within 15 days after an earlier termination date, Tenant, at its expense, shall remove from the Demised Premises all Tenant’s Property and leave the Demised Premises in broom clean condition, normal wear and tear, damage or destruction by fire and other casualty and such other damage as Landlord is required to repair, maintain or restore under Section 13.2 or under any other provision under this Lease excepted). Tenant shall repair any damage to the Demised Premises resulting from any installation and/or removal of Tenant’s Property. Any other items of Tenant’s Property which remain in the Demised Premises after the Expiration Date, or after 15 days following an earlier termination, may, at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord at the reasonable expense of Tenant. Notwithstanding the above, the Landlord and Tenant may agree in writing prior to the Expiration Date to those items of Tenant’s Property which Landlord will allow to remain in the Demised Premises after the expiration of this Lease.

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12.3 At the time of Landlord’s approval of plans and specifications for any Alterations that require Landlord’s approval hereunder, Landlord may include in its approval a requirement that any Alterations shall, at Landlord’s option, be removed from the Demised Premises by the Tenant at the end of the Term and the applicable portion(s) of the Demised Premises shall be restored to the condition in which they were delivered to Tenant on the Commencement Date (subject to normal wear and tear damage or destruction by fire and other casualty). If Landlord notifies Tenant at the time of Landlord’s approval of plans and specifications that any Alterations are to be removed, Tenant shall remove such Alterations not later than such scheduled Expiration Date or within fifteen (15) days after the date of sooner termination (unless the Tenant, acting with reasonable promptness, is not able to so remove the same prior to the required date, in which event the same shall be so removed by the Tenant with reasonable promptness). The reasonable cost and expense of any such removal (including removal by Landlord upon Tenant’s failure to do so as provided herein) and the cost of repairing any damage to the Demised Premises arising from such removal, shall be paid by Tenant to Landlord within thirty (30) days after demand (and such obligation shall survive the expiration or earlier termination of this Lease). All Alterations other than those specifically required to be removed pursuant to this Article may remain in the Demised Premises upon the expiration or earlier termination of this Lease. For the avoidance of doubt, any alteration or improvement resulting from the Required Work shall not be required to be removed upon the expiration or earlier termination of this Lease. The provisions of this Section 12.3 shall survive the scheduled Expiration Date or sooner termination of this Lease.

ARTICLE 13

REPAIRS AND MAINTENANCE

13.1 Tenant shall, at its sole cost and expense, maintain and repair, and keep in good repair and operating condition, the Demised Premises, landscaping, the fixtures and appurtenances therein and any Tenant’s Property (except to the extent the need for same results from the gross negligence or willful misconduct of Landlord, its agents, contractors, servants, invitees or employees). Tenant shall be responsible for and shall promptly make all interior and exterior repairs in and to the Demised Premises the need for which arises out of (a) Alterations or other work by Tenant (except to the extent the need for same results from the gross negligence or willful misconduct of Landlord, its agents, contractors, servants, invitees or employees), (b) the installation, use or operation of Tenant’s Property, (c) the moving of Tenant’s Property in or out of the Demised Premises, (d) Tenant’s use of the Demised Premises (other than those repairs which are the responsibility of Landlord pursuant to Section 13.2 hereunder) or (e) the act, omission, misuse or neglect of or by Tenant or any subtenant or licensee, or their respective employees, agents, contractors or invitees. All repairs made by Tenant under this Section 13.1 shall be diligently and continually performed to completion. If Tenant fails to perform any repairs for which Tenant is responsible after expiration of the notice period and expiration of the cure period provided for in Section 22.2(b) (or such shorter time as necessary in the case of an emergency), then Landlord may, at Landlord’s option, perform such repair at Tenant’s expense. Tenant shall be responsible for the replacement /changing of light bulbs in the Demised Premises and as it relates to the parking lot

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lighting structures, but Tenant shall have no obligation to otherwise maintain the parking lot or parking lot lighting structures. Tenant represents that the parking lot was sealed and striped on or about April of 2015. Tenant has no expectation the parking lot will need to be further sealed or striped during the Term. Tenant shall have no further obligation to seal or stripe the parking lot at any time during the Term. For the avoidance of doubt, Tenant shall have no obligation to make a repair under this Section 13.1 if the particular improvement to be repaired (which includes, but is not limited to building systems such as mechanical, electrical, sanitary systems, plumbing, elevators, roof, HVAC, fire and sprinkler systems) is beyond its actual useful life at the time of the need for repair. In the event of a dispute between the parties as to the actual useful life of the particular improvement or system to be repaired, the parties will engage a mutually agreeable expert to provide an opinion on whether the particular improvement or system has reached the end of its useful life and must be replaced. The parties agree to a 50/50 split of the cost of the expert opinion.

13.2 Landlord shall, at its sole cost and expense, make all necessary repairs and replacements to keep in good repair and serviceable condition the structural elements of the roof, foundation and walls of the Demised Premises (except to the extent the need for same results from the gross negligence or willful misconduct of Tenant, its agents, contractors, servants, invitees or employees). Landlord will also be responsible for replacing, if necessary (not repairing, which is the Tenant’s responsibility), the landscaping. Landlord will also be responsible for replacing the systems servicing the Demised Premises, including, without limitation, mechanical, electrical, sanitary systems, all walkways, elevators, the parking lot (including sealing and striping) and related lighting structures, roof, HVAC, fire and sprinkler systems. All repairs and replacements made by Landlord under this Section 13.2 shall be diligently and continually performed to completion, and shall be undertaken in a manner reasonably intended to minimize interference with Tenant’s business operations in the Demised Premises (provided Landlord shall not be required to perform repairs on an overtime or premium pay basis, unless an emergency exists, in which case Landlord shall perform such repairs on an overtime or premium pay basis). If Landlord fails to perform any repairs or replacements for which Landlord is responsible after expiration of the notice period and expiration of the cure period provided for in Section 22.2(b) (or such shorter time as necessary in the case of an emergency), then Tenant may, at Tenant’s option, perform such repair or replacement at Landlord’s expense. For the avoidance of doubt, Landlord shall have no obligation to replace or maintain any backup generators.

13.3 If, for any reason other than a casualty, condemnation or default by Tenant of its obligations to be observed or performed under this Lease, Landlord fails to furnish any of the services, utilities, maintenance, repairs, replacements or access which Landlord is required to furnish pursuant to the terms of this Lease, and as a result of such failure by Landlord, all or a material portion of the Demised Premises shall be rendered untenantable or inaccessible and Tenant shall cease the conduct of Tenant’s business in all or a portion of the Demised Premises as a result thereof (an “Untenantability Condition”), and such Untenantability Condition shall continue for three (3) consecutive Business Days after notice from Tenant to Landlord (or, in the case of an Untenantability Condition caused by Force Majeure Events, such Untenantability

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Condition shall continue for a period of twenty-one (21) consecutive Business Days after notice from Tenant to Landlord), then Fixed Rent and Additional Charges shall abate solely with respect to the portion or portions of the Demised Premises subject to such Untenantability Condition from the day after such three (3) consecutive Business Days (or twenty-one (21) Business Days in case of Force Majeure Events) until such space is no longer subject to such Untenantability Condition. In the event that an Untenantability Condition continues with respect to a material portion of the Demised Premises for ninety (90) consecutive days, then Tenant shall have the right to terminate this Lease within ten (10) days following such ninety (90) day period; provided, however, if Landlord has cured such Untenantability Condition prior to receipt of notice from Tenant of its election to terminate this Lease as provided for in this paragraph, Tenant shall no longer have the right to terminate this Lease as a result of such Untenantability Condition. The rights granted to Tenant under this Section 13.3 shall be Tenant’s exclusive remedy with respect to an Untenantability Condition.

13.4 Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s obligations under this Lease be reduced or abated in any manner, by reason of any inconvenience, annoyance, interruption or injury to Tenant’s business arising from Landlord’s making any repairs or changes which Landlord is required or permitted to make (provided the same are made in accordance with the applicable provisions of this Lease, including, without limitation, the obligation to undertake repairs and replacements in a manner reasonably intended to minimize interference with Tenant’s business operations in the Demised Premises (provided Landlord shall not be required to perform repairs on an overtime or premium pay basis unless an emergency exists, in which case Landlord shall perform such repairs on an overtime or premium pay basis)).

13.5 Tenant shall, within thirty (30) days after the Commencement Date, contract for a heating, ventilation and air conditioning maintenance program which shall provide periodic (but not more than one (1) time per year) inspection and maintenance of the equipment. Such inspection and maintenance shall include, but not be limited to, filter changes, check and/or replacement electrical inspection, coil cleaning and drainage and testing of limit controls.

ARTICLE 14

ELECTRIC ENERGY

14.1 Subject to the terms of the Lease, Landlord shall furnish to the Demised Premises electricity for Tenant’s reasonable use and such lighting, electrical appliances, general office computers, fax machines, photocopiers and other machines and equipment as are reasonably incidental thereto, or as Landlord shall otherwise permit to be installed in the Demised Premises, through the feeders, wiring installations and facilities heretofore installed in the Demised Premises. Landlord agrees that it will not discontinue the furnishing of electric current to the Demised Premises in the manner

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provided herein unless required to do so by a Legal Requirement or as allowed under Section 16.4.

ARTICLE 15

HEAT, VENTILATION AND AIR CONDITIONING

15.1 Landlord shall, subject to energy conservation requirements of governmental authorities, supply heat, air conditioning and ventilation to all portions of the Demised Premises which are served by the air conditioning and ventilation systems.

ARTICLE 16

OTHER SERVICES, SERVICE INTERRUPTION

16.1 Tenant shall contract for the supplying of and shall pay directly to all utility services for all services and charges for gas, electricity, light, heat, air conditioning, power and telephone or other communication services used, rendered or supplied upon or in connection with its use of the Demised Premises (collectively referred to as “Utility Expenses”). In the event that Landlord is required to pay for any Utility Expenses, which is the responsibility of Tenant under this Lease, Landlord may bill tenant for the Utility Expenses as Additional Charges.

16.2 Landlord shall furnish adequate hot and cold water to the Demised Premises for drinking, lavatory, customary pantry, and normal cleaning purposes.

16.3 Tenant shall, at its sole cost and expense, cause the Demised Premises, including the windows to be cleaned. Landlord shall not be required to clean any portions of the Demised Premises. Tenant shall contract for the supplying of and shall pay directly all services relating to garbage and snow removal from the Demised Premises.

16.4 Subject to Section 13.3, Landlord shall have the right, without affecting Tenant’s obligations under this Lease except to the extent set forth in Section 13.3, to temporarily stop or interrupt or reduce service of any of the heating, ventilating, air conditioning, electric, sanitary, elevator, sprinkler, water or other building systems, or to temporarily stop or interrupt or reduce any other services required of Landlord under this Lease, whenever and for so long as may be necessary, by reason of (a) Force Majeure Events or (b) the making of repairs, additions, changes or replacements which Landlord is required or permitted to make or in good faith deems necessary; except in the event of emergency, Landlord agrees to exercise its rights under this Section 16.4 only after reasonable advance notice to Tenant. In any event, Landlord shall use commercially reasonable efforts to exercise such rights at times and in a manner so as to minimize interference with Tenant’s business operations in the Demised Premises, and shall use commercially reasonable efforts to restore such services as soon as possible.

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16.5 Tenant, at its sole expense, shall provide security services for the Demised Premises that are consistent with past practices.

ARTICLE 17

ACCESS, NOTICE OF OCCURRENCES, WINDOWS,
NAME OF BUILDING AND NO DEDICATION

17.1 Landlord and its agents shall have the right to enter and/or pass through and/or be on the Demised Premises at any reasonable time or times during business hours, upon reasonable prior notice to Tenant, to examine the Demised Premises and to show it to actual or prospective Superior Mortgagees or prospective purchasers of the Property, or prospective tenants during the last six (6) months of the term hereof. Subject to Section 13.3, Landlord, its agents and contractors, and their respective employees (a) shall have the right to enter and/or pass through and/or be on the Demised Premises and, upon notice to Tenant (except in the case of an emergency) and subject to Tenant’s right to request a reasonable delay before Landlord’s entry in order to take such measures as may be reasonably necessary to protect any confidential materials located in the Demised Premises, to make such repairs, alterations and improvements in or to the Demised Premises as Landlord is required or desires to make, and except that any of the foregoing shall not diminish the useable square footage of the Demised Premises or with respect to access thereto) and (b) shall have the right to use, without charge therefor, reasonable amounts of light, power and water in the Demised Premises while making repairs or alterations to the Demised Premises. Landlord shall have the right, in a manner so as not to interfere with Tenant’s operations in the Demised Premises, to take all materials into and on the Demised Premises that may be reasonably required in connection therewith and such acts shall not be deemed an actual or constructive eviction and shall have no effect upon Tenant’s obligations under this Lease.

17.2 If at any time any windows of the Demised Premises are temporarily darkened or obstructed by reason of any repairs, improvements, and/or maintenance in or about the Demised Premises, or are permanently darkened or obstructed due to Legal Requirements, or customary access to the Demised Premises is temporarily or permanently closed or inoperable, any such occurrence shall not be deemed an actual or constructive eviction and shall have no effect upon Tenant’s obligations under this Lease. Notwithstanding the foregoing, (a) Landlord shall not temporarily darken or obstruct any windows of the Demised Premises unless and only for so long as is reasonably necessary for such repairs, improvements, and/or maintenance and (b) Landlord shall not permanently darken or obstruct any windows of the Demised Premises unless required by Legal Requirements.

17.3 Tenant shall give prompt notice to Landlord of any of the following of which Tenant obtains actual knowledge: (a) any occurrence in or about the Demised Premises for which Landlord is reasonably likely to be liable, (b) any fire or other casualty in the Demised Premises, (c) any damage to or defect in the Demised Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord is reasonably likely to be responsible, and (d) any damage to or defect in

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any part of the Property’s sanitary, electrical, sprinkler, heating, ventilating, air conditioning, plumbing, elevator or other systems in or passing through the Demised Premises.

17.4 Prior to any entry by Landlord or anyone claiming by or through Landlord into the Demised Premises, (except for emergency situations), Landlord shall give reasonable advance notice thereof to Tenant (which may be by email or fax), and Tenant shall have the right to have a representative accompany Landlord’s personnel during the course of any such entry to the extent such a representative is reasonably available. Only in case of emergency, if Tenant is not present when for any reason entry into the Demised Premises by Landlord or Landlord’s agents is necessary or permissible under this Lease, Landlord or Landlord’s agents may enter same by a master key, or (in case of emergency only) may forcibly enter same, without rendering Landlord or such agents liable therefor (provided that during such entry Landlord or such agents accord reasonable security and care to the Demised Premises and to Tenant’s Property and promptly repair any damage to the Demised Premises or to Tenant’s Property caused thereby), and such entry shall not be deemed an actual or constructive eviction and shall have no effect upon Tenant’s obligations under this Lease.

17.5 In exercising its rights under this Article 17, Landlord shall use reasonable efforts under the circumstances to avoid undue disruption of Tenant’s business. However, Landlord shall not be required to do work in and about Demised Premises during non-business hours except for work of a type which is customarily done during non-business hours in buildings in Albany, New York. Except as set forth in the previous sentence, Landlord shall not be required to perform repairs on an overtime or premium pay basis, unless an emergency exists, in which case Landlord shall perform such repairs on an overtime or premium pay basis.

17.6 Tenant shall have access to the Demised Premises 24 hours a day 7 days a week.

ARTICLE 18

NON-LIABILITY AND INDEMNIFICATION

18.1 Landlord shall not be liable to Tenant for any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, unless caused by or resulting from the negligence, willful misconduct or breach of this Lease by Landlord its respective agents, contractors, invitees or employees.

18.2 Tenant shall indemnify Landlord against liability in connection with (a) the conduct or management of the Demised Premises or of any business therein, or any work or thing done or any condition created by or on behalf of Tenant (other than by Landlord, Superior Mortgagee or their respective agents, contractors, invitees or employees) in or about the Demised Premises during the Term, including, without limitation, the performance of any Alterations by or on behalf of Tenant, (b) any act,

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omission, negligence or willful misconduct of Tenant or any subtenant or licensee or their respective employees, agents, contractors or invitees, (c) any accident, injury or damage (except to the extent caused by the negligence or willful misconduct of Landlord, Superior Mortgagee or their respective agents, contractors, invitees or employees) occurring in, at or upon the Demised Premises, (d) the failure of Tenant or any subtenant or licensee or their respective employees, agents, contractors or invitees to comply with those Legal Requirements which are to be complied with by Tenant pursuant to the terms of this Lease, or (e) any other breach or default by Tenant under this Lease. Such indemnity shall not include an indemnity against consequential or special damages. The provisions of this Section 18.2 shall survive the expiration or earlier termination of this Lease.

18.3 Landlord shall indemnify Tenant against liability in connection with (a) any work or thing done, or any condition created, by Landlord or its agents, contractors, invitees or employees in or about the Property during the Term (except to the extent caused by the negligence or willful misconduct of Tenant or Tenant’s agents, contractors or employees), (b) any negligence or willful misconduct of Landlord or its employees, agents, contractors or invitees, (c) the failure of Landlord or its employees, agents, contractors or invitees to comply with those Legal Requirements which are to be complied with by Landlord pursuant to the terms of this Lease, or (d) any other breach or default by Landlord under this Lease. Such indemnity shall not include an indemnity against consequential or special damages. The provisions of this Section 18.3 shall survive the expiration or earlier termination of this Lease.

18.4 If any claim, action or proceeding is made or brought against a party indemnified under Sections 18.2 or 18.3 hereof (“Indemnitee”), then upon demand by Indemnitee, the indemnifying party (“Indemnitor”), at Indemnitor’s sole cost and expense, shall resist or defend such claim, action or proceeding in Indemnitee’s name, if necessary, by the attorneys for Indemnitor’s insurance carrier (if such claim, action or proceeding is covered by insurance), or otherwise by such attorneys as Indemnitee shall approve, which approval shall not be unreasonably withheld, conditioned or delayed, and Indemnitee shall cooperate, at no cost to itself unless reimbursed by Indemnitor, with Indemnitor’s counsel or such insurance carrier, in the defense of such claim. Indemnitee shall not enter into any settlement of any such claim without the prior written consent of Indemnitor (not to be unreasonably withheld, conditioned or delayed), and Indemnitor shall not do so except on prior notice to Indemnitee. Indemnitee shall notify Indemnitor promptly of any claim, action or proceeding made or brought against Indemnitee as to which indemnification may be sought hereunder. If Indemnitee shall fail to timely notify Indemnitor of a claim and, as a result of such failure, Indemnitor’s insurance coverage is prejudiced, or Indemnitor is otherwise materially prejudiced in the defense of such claim, Indemnitor shall be released from its obligation to indemnify Indemnitee, but only to the extent of such prejudice.

18.5 The words “Tenant indemnifies Landlord against liability,” “Tenant shall indemnify Landlord against liability,” “Landlord indemnifies Tenant against liability” or “Landlord shall indemnify Tenant against liability” and words of similar import shall mean that the indemnifying party agrees to indemnify, hold and save

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harmless the indemnified party and their respective partners, directors, officers, agents and employees from and against all loss, cost, liability, claim, damage, fine, penalty and expense, including reasonable attorneys’ fees and disbursements (whether incurred in resisting and defending any action or proceeding or incurred in enforcing the indemnification rights of the indemnified party against the indemnifying party). The indemnifying party shall pay to the indemnified party upon rendition of bills or statements therefor, an amount equal to all losses, costs, liabilities, claims, damages, fines, penalties and expenses (i) incurred by the indemnified party or any other indemnified person and (ii) for which the indemnifying party has indemnified the indemnified party or any other indemnified person. Nothing herein contained shall be deemed to require any party to indemnify any other party against its own negligence or willful misconduct, or against any consequential or special damages.

ARTICLE 19

DAMAGE OR DESTRUCTION

19.1 If the Property or the Demised Premises is partially or totally damaged or destroyed by fire or other casualty (and this Lease is not terminated as provided in this Article), Landlord shall (at no cost to Tenant) repair the damage and restore and rebuild the Property or the Demised Premises, as the case may be, in a good and workmanlike manner using materials generally of a quality at least equal to those that existed previously, promptly and with reasonable diligence after notice to it of the damage or destruction.

19.2 If all or part of the Demised Premises is damaged or destroyed or rendered completely or partially untenantable or not reasonably accessible by fire or other casualty, Fixed Rent and any Additional Charges payable under this Lease shall be reduced in the proportion that the untenantable area of the Demised Premises bears to the total rentable square feet of the Demised Premises for the period from the date of the damage or destruction to (a) thirty (30) days after the date on which Landlord gives Tenant notice that the damage is substantially repaired and tenantable possession of and reasonable access to the Demised Premises is tendered to Tenant; provided, however, should Tenant reoccupy a portion of the Demised Premises during the period in which repair work is taking place and prior to the date the Demised Premises is substantially repaired or made tenantable, Fixed Rent and any Additional Charges payable under this Lease allocable to such reoccupied portion, based upon the proportion which area of the reoccupied portion of the Demised Premises bears to the total rentable square feet of the Premises, shall be payable by Tenant from the date of such occupancy.

19.3 If the Demised Premises is materially damaged or destroyed by fire or other casualty, or if the Demised Premises is so damaged or destroyed by fire or other casualty that its repair or restoration requires the expenditure (as estimated by a licensed, reputable independent third-party contractor or architect designated by Landlord) of more than 90% of the full insurable value of the Demised Premises immediately prior to the fire or other casualty or if commercially reasonable access to the Demised Premises is not possible (each a “Substantial Casualty”), then in either such case either Landlord or

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Tenant may terminate this Lease by giving the other party notice to such effect within sixty (60) days after the date of the fire or other casualty and Fixed Rent and any Additional Charges payable under this Lease shall be abated as of the date of such damage or destruction.

19.4 If a Substantial Casualty shall occur and neither Landlord nor Tenant elect to terminate this Lease under Section 19.3 hereof, Landlord shall restore the Demised Premises (or portion thereof) as set forth in Section 19.1 within one-hundred eighty (180) days from the commencement of substantial repairs or reconstruction of the Demised Premises, but not longer than two hundred twenty-five (225) days from the date of the Substantial Casualty to rebuild the Demised Premises to approximately the same condition as they were in at the Commencement Date. Such restoration under this Section 19.4 shall be diligently and continually performed to completion by Landlord. If the Demised Premises (or portion thereof) is not substantially completed within the time period set forth in the preceding sentence, then Tenant shall have the right to terminate this Lease upon notice to Landlord effective as of the tenth (10th) Business Day following Tenant’s termination notice, provided the restoration has not been substantially completed by such tenth (10th) Business Day.

19.5 Landlord shall use reasonable efforts to make such repair or restoration in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Demised Premises, but Landlord shall not be required to do such repair or restoration work at times other than during business hours.

19.6 Landlord will not carry insurance of any kind on Tenant’s Property and shall not be obligated to repair any damage to or replace Tenant’s Property unless such damage was caused by the gross negligence or willful misconduct of Landlord or its agents, contractors, invitees or employees.

19.7 The provisions of this Article shall be deemed an express agreement governing any case of damage or destruction of the Demised Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any successor or other law of like import, now or hereafter in force, shall have no application in such case and are hereby waived by the parties hereto.

19.8 Landlord is not required to restore the Demised Premises in the following circumstances: (i) the Superior Mortgagee has elected not to permit the insurance proceeds to be used for repair; (ii) the damage occurred in the last one hundred eighty (180) days of the Term; (iii) an Event of Default has occurred and is continuing; (iv) Tenant has vacated or abandoned the Demised Premises prior to the date of the Substantial Casualty; or (v) an insurance payout pursuant to the coverage required by the Lease is not sufficient to cover the cost to restore the Demised Premises.

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ARTICLE 20

EMINENT DOMAIN

20.1 Except as otherwise provided in Section 20.5, if all or substantially all of the Demised Premises is taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease shall terminate as of the date of vesting of title on such taking (“Date of Taking”), and Fixed Rent and any Additional charges payable under this Lease shall be abated as of such date.

20.2 Except as otherwise provided in Section 20.5, if 25% or more of the Demised Premises is so taken and the remaining area of the Demised Premises is not reasonably sufficient for Tenant to continue feasible operation of its business, Tenant may terminate this Lease by giving Landlord notice to that effect within sixty (60) days after the Date of Taking. This Lease shall terminate on the date that such notice from Tenant to Landlord shall be given, and Fixed Rent and Additional Charges shall be abated as of such termination. Upon such partial taking and this Lease continuing in force as to any part of the Demised Premises, each of Fixed Rent shall be equitably adjusted according to the rentable area remaining.

20.3 Except as otherwise provided in Section 20.5, Landlord shall be entitled to make the application and receive the award or payment in connection with any taking. However, Landlord agrees to include in the award application those items requested from Tenant including but not limited to Tenant’s moving expenses, Tenant’s Property, unamortized leasehold and capital improvements paid for by Tenant and the value of Tenant’s leasehold estate. A portion of the award shall be allocated to Tenant’s requested items and will be paid by Landlord to Tenant promptly following receipt of the award.

20.4 Except as otherwise provided in Section 20.5, in the event of any taking of less than the whole of the Property which does not result in termination of this Lease, Landlord, whether or not any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair the remaining parts of the Property in a good and workerlike manner to substantially their former condition to the extent that same is feasible (subject to reasonable changes which Landlord deems desirable, provided that materials generally are of a quality at least generally equal to that which existed previously) and so as to constitute the Property complete and tenantable.

20.5 If the temporary use or occupancy of all or any part of the Demised Premises is taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease and the Term shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease (except to the extent prevented from so doing by reason of such taking). In such event Tenant shall be entitled to claim, prove and receive the entire award for such taking unless the period of temporary use or occupancy extends beyond the Expiration Date, in which event Landlord shall be entitled to claim, prove and receive that portion of the award attributable to the restoration of the Demised Premises and the balance of such award

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shall be apportioned between Landlord and Tenant as of the Expiration Date. Notwithstanding any provision of this Article 20 to the contrary, a temporary taking of more than one hundred eighty (180) days shall be deemed a permanent taking for the purposes hereof.

ARTICLE 21

SURRENDER AND HOLDING OVER

21.1 On the Expiration Date or on any earlier termination of this Lease or on any lawful reentry by Landlord on the Demised Premises, Tenant shall quit and surrender the Demised Premises to Landlord in good order, condition and repair, except for ordinary wear and tear, damage or destruction by fire and other casualty and such other damage as Landlord is required to repair, maintain or restore under Section 13.2 or under any other provision under this Lease, and Tenant shall remove all Tenant’s Property therefrom except as otherwise expressly provided in this Lease and Tenant shall comply in all respects with Section 12.3 of this Lease. No act or thing done by Landlord or its agents or employees shall be deemed an acceptance of a surrender of this Lease or the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

21.2 If Tenant remains in possession of the Demised Premises after the termination of this Lease without the execution of a new lease, Tenant, at the option of Landlord, shall be deemed to be occupying the Demised Premises as a Tenant from month to month, subject to all of the other terms and conditions of this Lease insofar as the same are applicable to a month-to-month tenancy, but at a monthly rental equal to the monthly Fixed Rent last payable by Tenant hereunder for four (4) months following expiration of this Lease, and then at a monthly rental equal to 140% of the monthly Fixed Rent last payable by Tenant hereunder. In addition, Tenant will indemnify, and hold Landlord harmless from all loss, damage or expense that Landlord may suffer or incur, including, without limitation, as a result of claims by third parties resulting from Landlord’s inability to give possession of the Demised Premises to another tenant or to any owner in fee of the Property resulting from such holding over by Tenant. Nothing contained in this Section shall (i) imply any right of Tenant to remain in the Demised Premises after the termination of this Lease without the execution of a new lease, (ii) imply any obligation of Landlord to grant a new lease or (iii) be construed to limit any right or remedy that Landlord has against Tenant as a holdover tenant or trespasser.

ARTICLE 22

DEFAULT

22.1 The following are events of default (“Events of Default”) under this Lease:

(a) Tenant makes an assignment for the benefit of creditors;

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(b) Tenant files a voluntary petition under the bankruptcy laws, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant under any bankruptcy laws if such event occurs without the acquiescence of Tenant and is not dismissed within sixty (60) days of filing;

(c) A receiver of Tenant or of or for the property of Tenant is appointed;

(d) Tenant defaults in the payment of any Fixed Rent or any Additional Charges for thirty (30) days after notice from Landlord of such nonpayment; or

(e) Tenant, whether by action or inaction, is in default of any of its obligations under this Lease (other than a default in the payment of Fixed Rent or Additional Charges) and such default continues and is not remedied within thirty (30) days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which with due diligence cannot reasonably be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not (i) subject Landlord or any Superior Mortgagee to prosecution for a crime or (ii) result in a default under any Superior Mortgage, if Tenant does not, (x) within said 30-day period advise Landlord of Tenant’s intention to take all steps necessary to remedy such default, (y) duly commence within said 30-day period and thereafter diligently prosecute to completion all steps necessary to remedy the default, and (z) complete such remedy within a reasonable time after the date of said notice from Landlord, but in no event later than one hundred and eighty (180) days following the date of said notice, or

(f) if any event occurs or any contingency arises whereby this Lease, by operation of law or otherwise, devolves upon or passes to any person other than Tenant, except as expressly permitted by Article 8.

Upon the occurrence of an Event of Default, Landlord may give to Tenant a notice of intention to terminate this Lease at the expiration of thirty (30) days from the date of the service of such notice of intention, and upon the expiration of said thirty (30) day period this Lease shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 24.

22.2 Notwithstanding anything to the contrary in this Lease, no notice of default given by Landlord to Tenant hereunder shall be effective unless the notice contains the words “DEFAULT NOTICE” in capitalized, bolded letters on the first page of such notice; provided, however, Landlord’s failure to comply with this Section 22.2 shall in no way be or be deemed to be a waiver of such default or of any of Landlord’s rights and remedies hereunder.

22.3 In the event that Tenant exercises any provision in this Lease that grants Tenant the right to terminate this Lease with respect to a portion of the Demised Premises, or Tenant assigns this Lease with respect to a portion of the Demised Premises in accordance with the terms of this Lease, then this Lease shall be deemed to be in full

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force and effect with respect to the remaining portions of the Demised Premises, provided (a) that Tenant is otherwise in compliance with the terms of this Lease and (b) that Fixed Rent and Additional Charges shall be appropriately pro rated to reflect the change in the size of the Demised Premises.

ARTICLE 23

RE-ENTRY BY LANDLORD

23.1 If this Lease terminates as provided in Article 22, Landlord or Landlord’s agents may immediately or at any time thereafter re-enter the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, and may repossess same, and may remove any person therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises. The word “re-enter” as used herein, is not restricted to its technical legal meaning. If this Lease is terminated under the provisions of Article 22, or if Landlord re-enters the Demised Premises under the provisions of this Article, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord Fixed Rent and Additional Charges payable to the time of such termination of this Lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 24.

23.2 In the event of a breach by Tenant of any of its obligations under this Lease, Landlord shall have the right to seek an injunction to enjoin such breach. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and such party may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

23.3 If this Lease is terminated under the provisions of Article 22, or if Landlord re-enters the Demised Premises under the provisions of this Article, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any Fixed Rent or Additional Charges due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Article 24 or pursuant to law.

ARTICLE 24

DAMAGES

24.1 If this Lease is terminated under the provisions of Article 22, or if Landlord re-enters the Premises under the provisions of Article 23, or in the event of the

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termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall continue to pay to Landlord monthly as damages sums equal to the Fixed Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates therefor (as provided in this Lease) following such termination or such re-entry until the date that would have been the Expiration Date if this Lease had not so terminated or if Landlord had not so re-entered the Premises; provided, however, if Landlord shall relet all or any portion of the Demised Premises during said period to an unaffiliated third party or shall occupy all or any portion of the Demised Premises itself, Landlord shall credit Tenant with the net rents received by Landlord from such reletting (or the current rental rate of the Demised Premises actually occupied if occupied by Landlord), such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the reasonable and customary expenses paid by Landlord in terminating this Lease or in re-entering the Demised Premises and in securing possession thereof, as well as the reasonable and customary expenses of reletting paid by Landlord, including altering and preparing the Demised Premises for new tenants, brokers’ commissions, reasonable attorneys’ fees and disbursements, and all other such expenses, it being understood that any such reletting may be for a period shorter or longer than what would have been the unexpired portion of the Term if this Lease had not so terminated or if Landlord had not so re-entered the Demised Premises, but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Demised Premises or any part thereof is relet in combination with other space, then proper apportionment on a per square foot basis shall be made of the rent received from such reletting and of the expenses of reletting, consistent with the foregoing.

24.2 Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if this Lease had not so terminated or had Landlord not so re-entered the Demised Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default of Tenant hereunder. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or re-entry on the Demised Premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount is greater than, equal to, or less than any of the sums referred to in Section 24.1. Notwithstanding anything to the contrary in this Lease, in no event shall either party be entitled to consequential or special damages as a result of any breach or default hereunder.

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24.3 In addition, if this Lease is terminated under the provisions of Article 22, or if Landlord re-enters the Demised Premises under the provisions of Article 23, Tenant agrees that:

(a) the Demised Premises then shall be in the same condition as that in which Tenant has agreed to surrender the same to Landlord on the Expiration Date, and

(b) Tenant shall have performed prior to any such termination or re-entry any obligation of Tenant contained in this Lease for the making of any Alteration or for restoring or rebuilding the Demised Premises or any part thereof, and

ARTICLE 25

WAIVERS

25.1 Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease.

25.2 If Tenant is in arrears in payment of Fixed Rent or Additional Charges, Tenant waives its right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items which are then due and outstanding under this Lease as Landlord sees fit, irrespective of any designation or request by Tenant as to the items to which any such payments shall be credited.

25.3 To the maximum extent permitted by law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant under this Lease, Tenant’s use or occupancy of the Premises, including any claim of injury or damage, and any emergency and other statutory remedy in respect thereof.

25.4 The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations contained in this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations contained in this Lease or of the right to exercise such election, but same shall continue and remain in full force and effect in respect of any subsequent breach, act or omission. The receipt by Landlord of Fixed Rent or Additional Charges with knowledge of breach by Tenant of any obligation contained in this Lease shall not be deemed a waiver of such breach.

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ARTICLE 26

CURING TENANT’S DEFAULTS AND COSTS OF ENFORCEMENT

26.1 If Tenant defaults in the performance of any of Tenant’s obligations under this Lease and such default is not cured after notice and the expiration of the cure period provided in Article 22, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform same for the account and at the reasonable expense of Tenant, without notice in case of emergency. Bills for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and bills for all reasonable costs, expenses and disbursements of every kind and nature, including reasonable attorneys’ fees and disbursements, involved in collecting or endeavoring to enforce any rights against Tenant, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Demised Premises after default by Tenant or upon the Expiration Date or sooner termination of this Lease, may be sent by Landlord to Tenant monthly and such amounts shall be due and payable in accordance with the terms of such bills.

ARTICLE 27

BROKER

27.1 Each of Tenant and Landlord represents and warrants to the other that no broker procured this Lease, and that it had no conversations or negotiations with any broker concerning the leasing of the Demised Premises. Each of Tenant and Landlord shall indemnify the other against liability in connection with a breach of its representation and warranty in this Article 27 and in connection with any claim for a brokerage commission arising out of any conversations or negotiations had by it with any broker.

ARTICLE 28

NOTICES

28.1 Any notice, consent, approval or other communication required or permitted to be given by either party to the other or to any Superior Mortgagee (collectively, “Notices” and individually, “Notice”) must be in writing and, except as otherwise provided in the succeeding Sections, shall be deemed to have been properly given only if sent by (i) nationally-recognized receipted overnight courier service or (ii) registered or certified mail, return receipt requested, posted in a United States post office station or letter box in the continental United States, in either case, if addressed to Landlord as the receiving party, at its address set forth at the head of this Lease, with a copy to the Independent Family Office Box 3977, Albany, NY 12203, or if addressed to Tenant as the receiving party, at the Demised Premises (Attention: Chief Financial Officer), with a copy to the Demised Premises (Attention: Legal Department), and if addressed to any Superior Mortgagee to it at the last address of which Landlord or Tenant

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(whichever may be giving the Notice) was notified. Either party may, at any time, or from time to time, notify the other in writing of a substitute address for that above set forth, and thereafter notices shall be directed to such substitute address.

A Notice shall be deemed to have been given on (x) the next Business Day after the date deposited with the overnight courier service or (y) the third Business Day after the day mailed by registered or certified mail. Either party may, by notice as aforesaid, designate a different address for Notices intended for it. At any time that Tenant consists of more than one person, a Notice to Tenant shall be effective if given to any one of said persons.

ARTICLE 29

ESTOPPEL CERTIFICATES, FINANCIAL STATEMENTS,
AND MEMORANDUM OF LEASE

29.1 Each party shall, at any time and from time to time, as requested by the other party, execute and deliver to the other party within ten (10) Business Days after receipt of such request a statement (a) certifying that this Lease is unmodified and in full force and effect (or if modified, that same is in full force and effect as modified and stating the modifications), (b) certifying the dates to which Fixed Rent and Additional Charges have been paid, (c) stating whether or not, to the knowledge of the signing party, the other party is in default in performance of any of its material obligations under this Lease, and, if so, specifying each such default of which the signing party has knowledge, and (d) stating whether or not, to the knowledge of the signing party, any condition or event exists which with the giving of notice or passage of time, or both, would constitute such a default, and, if so, specifying each such condition or event. Any statement delivered pursuant to this Section shall be deemed a representation and warranty that may be relied upon by the party requesting the statement and by others with whom such party may be dealing, regardless of independent investigation. Tenant shall not be obligated to deliver to Landlord any non-public information. Landlord agrees to keep all non-public information regarding the financial condition of Tenant confidential and to require that any prospective Superior Mortgagee agree to keep non-public information confidential.

29.2 Tenant shall not record this Lease nor any short form or memorandum of lease, nor any amendment or modification of this Lease.

ARTICLE 30

FORCE MAJEURE

30.1 Except as may be otherwise provided for by the express terms contained elsewhere in this Lease, this Lease and the obligations of Tenant to pay Fixed Rent and Additional Charges hereunder and to perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall not be affected, impaired or excused because Landlord is unable to fulfill, or is delayed in fulfilling, any

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of its obligations under this Lease or because Landlord is unable to make, or is delayed in making, any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of any of the following (“Force Majeure Events”): fire or other casualty; acts of God; war; riot or other civil disturbance; uninsured accident; industry-wide strike or other labor trouble; governmental preemption of priorities or other controls in connection with a national or other public emergency; City-wide failure in the supply of fuel, gas, steam, water, electricity, supplies or labor (not due to inadequacy or failure of payment); or any other event or cause whatsoever beyond Landlord’s reasonable control. Upon cessation of any Force Majeure Event, Landlord shall promptly and diligently resume efforts to fulfill Landlord’s obligations. Fixed Rent and/or Additional Charges may be abated by Tenant if it cannot use the Demised Premises as provided in this Lease, but only in accordance with the abatement rights under Section 13.3, Article 19 and Article 20 of the Lease.

30.2 If, by reason of any Force Majeure Event, Tenant is unable to fulfill any of Tenant’s obligations under this Lease (with the exception of any obligations on Tenant’s part to pay any sum of money due Landlord, including, without limitation, the payment of Fixed Rent or Additional Charges, which monetary obligations shall remain unaffected by the provisions of this Section 30.2), Tenant shall not be required to fulfill such non-monetary obligations during the period that Tenant is so prevented or delayed from so doing by reason of such Force Majeure Event. Upon cessation of any Force Majeure Event, Tenant shall promptly and diligently resume efforts to fulfill Tenant’s obligations.

ARTICLE 31

CONSENTS

31.1 If a party to this Lease requests the other party’s consent and the other party fails or refuses to give such, a party shall not be entitled to any damages for any withholding by the other party of its consent provided that the other party has complied with the provisions of Section 31.2. A party’s sole remedy for the other party’s refusal to give the requested consent shall be an action for specific performance or injunction. Should a party successfully obtain any such specific performance or injunctive relief, the other party shall promptly reimburse the aggrieved party for all reasonable attorney’s fees and disbursements incurred by the party in connection therewith (in the case of Tenant, which reimbursement Tenant may elect to recover by credit against Fixed Rent next accruing under this Lease until fully reimbursed).

31.2 Whenever either party’s reasonable consent, reasonable approval or other reasonable action is required under this Lease, such consent, approval or action shall not be unreasonably conditioned or delayed.

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ARTICLE 32

MISCELLANEOUS

32.1 Each party expressly acknowledges and agrees that the other party hereto has not made and is not making, and the parties, in executing and delivering this Lease, are not relying upon, any warranties, representations, promises or statements except to the extent that they are expressly set forth in this Lease. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties and which are entered into after full investigation.

32.2 No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of the abandonment is sought.

32.3 Except as otherwise expressly provided in this Lease, the obligations under this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 8 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Section shall not be construed as modifying the conditions of limitation contained in Article 22. No provision in this Lease shall be construed for the benefit of any third party except as expressly provided herein.

32.4 Submission by either party of this Lease or other documents pertaining to the subject matter hereof for review and/or execution by the other party hereto shall not confer any rights or impose any obligations on either party unless and until both parties execute this Lease and duplicate originals thereof are delivered to the respective parties.

32.5 Irrespective of the place of execution or performance, this Lease shall be governed by and construed in accordance with the laws of the State of New York. If any provision of this Lease or the application thereof to any person or circumstance, for any reason and to any extent, is invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Except as set forth herein, each obligation of Tenant under this Lease shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

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32.6 All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

32.7 This Lease may be executed in counterparts and shall constitute the agreement of Landlord and Tenant whether or not their signatures appear in a single copy hereof.

32.8 Tenant represents and warrants that:

(a) Tenant is authorized to enter into this Lease and the execution of this Lease will not constitute a violation of any internal by-law, agreement or other rule of governance;

(b) the person executing on Tenant’s behalf is duly authorized, no other signatures are necessary and Tenant shall supply Landlord with written documentation evidencing such authority upon or prior to Tenant’s execution of this Lease;

(c) to Tenant’s knowledge, Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(d) to Tenant’s knowledge, Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly of behalf of, any such person, group, entity or nation.

32.9 Landlord represents and warrants that:

(a) Landlord owns the Property, free and clear of all mortgages; and

(b) Landlord is authorized to enter into this Lease and the execution of this Lease will not constitute a violation of any internal by-law, agreement or other rule of governance;

(c) the persons executing on Landlord’s behalf is duly authorized and that no other signatures are necessary;

(d) To Landlord’s knowledge, Landlord is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

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(e) To Landlord’s knowledge, Landlord is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly of behalf of, any such person, group, entity or nation.

32.10 The parties shall use commercially reasonable efforts to not disclose any terms or conditions of this Lease (including Fixed Rent), except: (a) if required by law or in any judicial proceeding, provided that the releasing party has given the other party reasonable Notice of such requirement, if feasible; (b) to a party’s attorneys, accountants, brokers, and other bona fide consultants or advisors, provided they agree to be bound by this paragraph; (c) to bona fide prospective assignees or subtenants of this Lease, provided they agree in writing to be bound by this paragraph or (d) if a party is required to file this Lease as part of reporting requirements under federal or state law, then the other party, upon receipt of a letter from such party’s outside counsel regarding the necessity of such filing, shall consent to such disclosure of the Lease for such limited purpose or (e) to prospective purchasers of the Property and prospective mortgagees. Landlord shall not release to any third party any nonpublic financial information or nonpublic information about Tenant’s ownership structure that Tenant gives to Landlord.

32.11 Nothing herein shall create a relationship between Landlord and Tenant other than that of Landlord and Tenant governed by the terms of this Lease and applicable law.

ARTICLE 33

Landlord’s Default

Landlord’s failure to perform or observe any of its lease obligations after a period of thirty (30) days or such additional time, if any, as may be reasonably necessary to cure such failure after receiving notice from the Tenant shall constitute a landlord’s default, unless Landlord shall within such period promptly commence and diligently prosecute to completion the curing of such failure. Such notice shall give reasonable detail as to the nature and extent of the failure and identify the lease provisions containing the obligations. After the Tenant receives a notice, containing the name and address of Superior Mortgagee whose lien is senior to the lien of this lease and a request for notice to such Superior Mortgagee upon Landlord’s default and failure to cure same pursuant to this Article 33, the Tenant shall also give the notice required by this paragraph to Superior Mortgagee at the same time the Tenant gives notice to Landlord. Upon Landlord’s default and failure to cure same pursuant to this Article 33, the Tenant may pursue any remedies given in this Lease or available at law or in equity.

ARTICLE 34

[Intentionally Omitted]

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ARTICLE 35

[INTENTIONALLY OMITTED]

ARTICLE 36

ABILITY TO CONTEST ADDITIONAL CHARGES

Tenant, within ninety (90) days after the date on which the documentation evidencing the Additional Charge are first made available, may send a notice (“Tenant’s Statement”) to Landlord that Tenant disagrees with the applicable Additional Charge, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Tenant claims is due. If Tenant fails to deliver a Tenant’s Statement within such ninety (90) day period, then such Additional Charge shall be conclusive and binding on Tenant. If Tenant delivers a Tenant Statement within such ninety (90) day period, then Landlord and Tenant shall attempt to resolve such disagreement. If they are unable to do so, then Tenant may notify Landlord, within sixty (60) days after the date on which the documentation evidencing the Additional Charge are made available to Tenant in connection with the disagreement in question, that Tenant desires to have such disagreement determined by an Arbiter, and promptly thereafter Landlord shall designate, subject to Tenant’s reasonable approval, a certified public accountant (the “Arbiter”) whose determination made in accordance with this Article 36 shall be binding upon the parties. If Tenant timely delivers a Tenant’s Statement, the disagreement referenced therein is not resolved by the parties and Tenant fails to notify Landlord of Tenant’s desire to have such disagreement determined by an Arbiter within the ninety (90) day period set forth in the preceding sentence, then the Additional Charge to which such disagreement relates shall be conclusive and binding on Tenant. If the determination of the Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter. If the determination of Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. The Arbiter shall (i) be a certified public accountant and a member of an independent certified public accounting firm comprised of at least fifteen (15) members who shall be certified public accountants, and (ii) have at least ten (10) years’ experience in preparing and/or auditing the financial statements of owners and/or operators of office buildings in Albany, NY which are similar to the building. If Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within fifteen (15) days after notice from Landlord to Tenant requesting agreement as to the designation of the Arbiter, then either party shall have the right to request that the American Arbitration Association (or any organization which is the successor thereto) (the “AAA”) designate as the Arbiter a certified public accountant having the qualifications described above in this Article 36 and the cost of such certified public accountant shall be borne as provided above in the case of the Arbiter designated by Landlord and Tenant. Any determination made by an

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Arbiter in accordance with this Article 36 shall be conclusive and binding upon the parties. Notwithstanding anything to the contrary set forth herein, the determination of the Arbiter shall not exceed the amount determined to be due in the first instance by the Additional Charge, and any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination the Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Pending the resolution of any contest pursuant to this Article 36, and as a condition to Tenant’s right to prosecute such contest, Tenant shall pay all sums required to be paid in accordance with the Additional Charge in question.

ARTICLE 37

WAIVER OF LANDLORD’S LIEN

Landlord hereby waives and releases any contractual, statutory or other landlord’s lien which it may have, whether pursuant to this lease, by operation of law or otherwise, now or in the future on tenant’s furniture, fixtures, supplies, equipment, inventory or other property of any nature whatsoever.

ARTICLE 38

TENANT FINANCING

Tenant shall have the absolute right from time to time during the Term hereof and without Landlord’s further approval, written or otherwise, to grant and assign a mortgage or other security interest in Tenant’s interest in this Lease and all of Tenant’s Property to Tenant’s lenders in connection with Tenant’s financing arrangements. Landlord agrees to execute such confirmation, certificates and other documents (except amendments to this Lease unless Landlord hereafter consents) as Tenant’s lenders may reasonably request in connection with any such financing.

[BALANCE OF PAGE INTENTIONALLY OMITTED.]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

Landlord:

RJHDC, LLC

By:	/s/ Robert J. Higgins
Name:
Title:

Tenant:

RECORD TOWN, INC.

By:	/s/ Mike Feurer
Name: Mike Feurer
Title: Chief Executive Officer

Tenant:

TRANS WORLD ENTERTAINMENT CORPORATION

By:	/s/ Mike Feurer
Name: Mike Feurer
Title: Chief Executive Officer
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SCHEDULE 1

FIXED RENT FOR INITIAL TERM

Premises	Period	Price Per Square Foot	Annual Rent	Monthly Rent

Warehouse Demised Premises	1/1/16-12/31/20	$6.50	$919,750	$76,645.83
Office Demised Premises	1/1/16-12/31/20	$8.00	$318,400	$26,533.33

EXHIBIT A

DEMISED PREMISES

[See Existing Leases]

2

EXHIBIT B

LAND

[See Existing Leases]

EXHIBIT C-1

REQUIRED WORK

1.	Repair office roof as set forth in the Required Work Report.

2.	Repair the masonry walls surrounding the North Lower Roof as set forth in the Required Work Report.

3.	Repair and/or replace the HVAC unit(s) as set forth in the Required Work Report.

EXHIBIT C-2

REQUIRED WORK REPORTS

1.	Letter from ComfortTemp Heating & Cooling dated January 17, 2015

2.	Letter from CentiMark dated January 13, 2015

3.	Letter from CentiMark dated January 13, 2015